Exhibit 10.2

RESEARCH AGREEMENT

BETWEEN

DAVID HENRY SMALL, Ph.D. of 35 Munro Avenue, Ashburton, Victoria, 3147, Australia  (the “Supervisor”)

AND

AXONYX INC. of 825 Third Avenue, New York, NY 10022 (the “Sponsor”)

RECITALS:

A.                                   The Sponsor wishes to conduct research in the field of the development of a high throughput screening (“HTS”) process including but not limited to the study of the toxicity and binding of cholesterol and A.beta peptides to vascular smooth muscle cells and neurons, A.beta toxicity and Alzheimer’s disease, and various pathological mechanisms of Alzheimer’s disease and biomarkers for the detection of Alzheimer’s disease.

B.                                     The Sponsor has requested the Supervisor to conduct the research on its behalf and the Supervisor has agreed to conduct the research in accordance with the terms and conditions of this Agreement.

The parties agree as follows.

1.             DEFINITIONS

“Commencement Date” means October 1, 2002.

“Confidential Information” means all business, scientific, technical, financial and other information belonging to a party which is disclosed to or accessed by one party or its respective personnel hereunder, which is by its nature confidential or otherwise designated as confidential by the disclosing party.  Confidential Information shall include but not be limited to inventions, trade secrets, know-how, data, specifications, protocols, diagrams, sales and sales forecasts, marketing and marketing forecasts, pricing, cost information, supplier information, production data and schedules, technical processes, formulae, methodologies, plans and reports, information relating to the Intellectual property, the Supervisor Intellectual Property, the Sponsor Intellectual Property, research and development plans, experiments, results, the existence, structure of function of compounds, therapeutic leads, candidates and products, clinical and preclinical data, regulatory, personnel, customer information and lists, and other financial, technical and business information and plans, whether in oral, written, graphic or electronic form and whether in existence as of the Effective Date or developed or acquired in the future.

“Effective Date” of this Agreement is September 1, 2002.

“First Commercial Sale” shall mean, with respect to a Product, the first Sale by Sponsor, its affiliates, or its sublicensees for end use or consumption of such Product in a country after all required approvals, including without limitation Health Registrations, have been granted by the governing regulatory authority of such country.

“Health Registrations” shall mean the technical, medical and scientific licenses; registration, authorizations and/or approvals of a Product (including any prerequisite manufacturing approvals or authorizations related thereto) that are required or deemed necessary by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity, and any pricing, third party reimbursement approvals and labeling approvals required or deemed necessary by such agencies, departments, bureaus or entities for the manufacture, distribution, use or sale of such Product.

“Host Institution” means the University of Melbourne or such other institution where the Research Project is conducted from time to time.

“Intellectual Property” means industrial and intellectual property whether protected at common law or under statute and includes (without limitation) all inventions (both patentable and unpatentable), patents, designs, copyrights, circuit layouts, plant variety rights, trade marks, trade secrets, know-how and all other Confidential Information.

“Net Sales” shall mean the amounts received by Sponsor, an affiliate of the Sponsor, or its sublicensees for all Sales of Product to unaffiliated third parties, less the reasonable and customary deductions from such gross amounts including:

(a)                                   trade, cash and quantity discounts, rebates, reimbursements, allowances and credits;

(b)                                  credits or allowances actually granted for damaged goods, returns or rejections of a Product;

(c)                                   sales taxes levied on the sale or use of a Product;

(d)                                  freight, postage, shipping, customs duties and insurance charges directly related to the sale of a Product;

(e)                                   costs and expenses incurred by Sponsor in providing Product-related services to third parties; and

(f)                                     commissions paid to third parties other than sales personnel and sale representatives or sales agents.

For purposes of calculating Net Sales under this Agreement, all Sales of any Product hereunder, whether made for cash or otherwise, shall be deemed to be made for cash, at the applicable fair market value of such Product.  Net Sales shall also mean the transfer or assignment by the Sponsor of the right, title and interest in the Research Project Intellectual Property (other than as excluded under the definition of “Sale, Sell or Sold”, below).

“Patent” shall mean the following: (a) any existing or future United States or foreign patent or patent application claiming an invention, and (b) all continuations, continuations-in-part, divisions, reissues, reexaminations, extensions or other government actions which extend the subject matter of such patent or application, reissues, reexaminations, extensions or other government actions, and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered based on or resulting from the patents and patent applications.

“Product” means any good or product (or any part of a good or product) which applies, includes, or is made according to, all or any part of the Research Project Intellectual Property.

“Project Term” means the term of the Research Project, being the period commencing on the Commencement Date and ending on the termination of this Agreement.

“Reports” means the reports to be provided by the Supervisor as set out in clause 2.4.

“Research Project” means the research project to be undertaken by the Supervisor pursuant to the Statement of Work.

“Research Project Intellectual Property” means all Intellectual Property which is developed by or on behalf of the Supervisor or Sponsor in connection with the Research Project.

“Sale, Sell or Sold” means, provided that Sponsor receives consideration specifically for Product, or for the transfer or assignment of the Research Project Intellectual Property: selling, licensing, hiring out, assigning or otherwise supplying or disposing of or allowing the use by third parties of or any use by Sponsor on behalf of third parties who hired Sponsor, or providing to third parties any Products or Research Project Intellectual Property for consideration.  For the purposes of clarity, the following shall not be a “Sale” pursuant to this Agreement (regardless of whether Sponsor receives consideration), and no royalty obligation shall arise as a result of such transactions:  (i) any assignment of this Agreement by Sponsor pursuant to Section 13.5; (ii) any transfer of Intellectual Property by Sponsor in connection with a merger, sale, or other change in corporate structure of Sponsor, its successor or assigns; (iii) financings or investments in Sponsor, its successors or assigns; or (iv) any other consideration received by Sponsor which is not solely related to Product.

“Sponsor” means Axonyx Inc., a United States Corporation with offices at 825 Third Avenue, 40th Floor, New York N.Y. 10022 USA.

“Sponsor Intellectual Property” means all Intellectual Property which is the property of, claimed by, or licensed to the Sponsor prior to the Effective Date, or which is developed in the future by or on behalf of the Sponsor and independently of the Research Project.

“Statement of Work” means the document agreed by the parties pursuant to a separate Consulting Agreement entered into by the parties contemporaneously with this Agreement, as it may be altered or amended from time to time by agreement between the parties in writing.

“Supervisor” means Dr David Henry Small.

“Supervisor Intellectual Property” means all Intellectual Property which is the property of, claimed by, or licensed to the Supervisor prior to the Effective Date, or which is developed by or on behalf of the Supervisor independently of the Research Project during the term of this Agreement or the Consulting Agreement between Supervisor and Sponsor.

“Valid Claim” means a claim of an issued and unexpired patent or patent application included within the scope of protection afforded by Research Project Intellectual Property that has not lapsed, been revoked or abandoned or held unenforceable or invalid by a court or other appropriate body of competent jurisdiction, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

2.             SETTING-UP AND MANAGEMENT OF THE RESEARCH PROJECT

2.1                                  Commencement and Term.  The Research Project shall commence on the Commencement Date and continue for three years from the Commencement Date, subject to earlier termination in accordance with this Agreement.  Upon Sponsor’s request, Supervisor shall negotiate in good faith with Sponsor any extension or change in scope to the Research Project.

2.2                                  Performance of Research Project.  The Supervisor shall carry out the Research Project during the Project Term in accordance with the requirements specified in this Section 2, including by:

(a)                                   exerting diligent efforts consistent with the highest professional standards to conduct the Research Project; and

(b)                                  using the funds provided by Sponsor solely for  expenses incurred in the performance of the Research Project.

2.3                                  Management Committee.  The parties will organize a management committee (the “MC”) to undertake the management of the Research Project comprising one representative from the Sponsor and one representative from the Supervisor and/or the Supervisor.  The powers of the MC to manage the Research Project include the power to oversee preservation of confidentiality and protection of Intellectual Property and Research Project Intellectual Property and to oversee and guide the direction of the Research Project.  The MC will meet prior to the end of each year of the Research Project to review the Reports (as detailed below, in Section 2.4) to date, to, among other things, make recommendations to the Sponsor concerning the advisability of continuing the Research Project and, if applicable, to review the amount of payments needed to continue the Research Project in the following year.  Each member of the MC may delegate his/her powers and responsibilities as a member of the MC to another person on written notice to the other party.   All decisions of the MC are to be resolved by unanimous agreement and all members are to have equal voting powers.

2.4                                  Reports.  The Supervisor shall provide Sponsor and the MC with information relative to the conduct and results of the Research Project through quarterly written reports that include a description of the status and progress of the Research Project, including all relevant findings and a summary of all relevant data developed to date.  The Reports shall also include a statement itemizing the use of the research funding during the prior quarter.  The Supervisor shall provide Sponsor with a final report within 60 days of the completion of the Research Project.

2.5                                  Meetings of the MC.  In person meetings of the MC, or telephone conferences shall be held at Sponsor’s reasonable discretion during the Supervisor’s business hours, on no less than fifteen days notice to the Supervisor, to discuss the progress of the Research Project and any related topic.

3.             SPONSOR’S OBLIGATIONS

If the parties execute a Statement of Work, Sponsor shall provide Supervisor with financial support for the Research Project for a three year period commencing on the Commencement Date and ending October 1, 2005 in the amount of Ninety Thousand AU. dollars (AU $90,000) per year, less all payments made to Supervisor pursuant to the Consulting Agreement between Supervisor and Sponsor, which Consulting Agreement is dated as of the Effective Date.  Payments will be made on an annual basis, the initial payment to be made on the three month anniversary of the Commencement Date and thereafter on each annual anniversary of such date.

4.             ASSIGNMENT; REVENUE SHARE

4.1                                  Assignment. All Research Project Intellectual Property shall be and remain, upon its creation, the sole property of Sponsor. Supervisor hereby assigns all rights, title and interest in the Research Project Intellectual Property to Sponsor.  Supervisor shall promptly notify Sponsor in writing of any Research Project Intellectual Property promptly upon its discovery.  Supervisor agrees to cooperate with all of Sponsor’s reasonable requests to effectuate and perfect the assignment set forth in this Section 4.1, including, without limitation, executing other documents, and assisting Sponsor in obtaining signatures of any third parties that may be required to effectuate and perfect the assignment set forth in this Section 4.1.

4.2                                  Revenue Share. Subject to the terms and conditions of this Agreement, and after repayment of the Recoupment (as defined in Section 4.7, below) Sponsor shall pay, or cause to be paid, to the Supervisor a quarter-annual royalty on a share of its revenues from Net Sales of Products in an amount equal to the following:

(a)                                   with respect to yearly Net Sales of all Products covered by a Valid Claim at or below Two Million Five Hundred Thousand U.S. dollars (U.S. $2,500,000.00), three percent (3%) of such Net Sales; and

(b)                                  with respect to yearly Net Sales of all Products covered by a Valid Claim between Two Million Five Hundred Thousand U.S. dollars (U.S. $2,500,000.00) and Six Million Two Hundred Fifty Thousand U.S. dollars (U.S. $6,250,000.00), two percent (2%) of such Net Sales; and,

(c)                                   with respect to yearly Net Sales of all Products covered by a Valid Claim above Six Million Two Hundred Fifty Thousand U.S. dollars (U.S. $6,250,000.00) one percent (1%) of such Net Sales.

For calculation of the percentage of revenue share due in any Royalty Quarter, (as defined below) (e.g., 3%, 2%, or 1%), the Net Sales for such Royalty Quarter shall be deemed to be the yearly Net Sales for such Royalty Quarter plus all preceding Royalty Quarters; however, the royalty due shall be calculated solely on the Net Sales actually accrued in such Royalty Quarter.

4.3                                  No Double Payment. Royalties shall be payable only once on any Sale of Product under this Agreement.  The parties acknowledge that Supervisor, Sponsor and individuals by the names of Marie-Isabel Aguilar, Ph.D. and Supundi Subasinghe have as of the Effective Date entered into an Assignment Agreement which also provides for Net Sales to be paid by Sponsor to Supervisor in the event of Sales of Product (as “Product” is defined in the Assignment Agreement).  The parties further acknowledge that a Product which is Sold by Sponsor may be construed to be a “Product” as defined in this Agreement and also a “Product” as defined in the Assignment Agreement, and hereby agree that Sponsor shall be obligated to pay to Supervisor only one royalty on Net Sales of such Product, which payment shall be made under the Assignment Agreement.  Accordingly, the parties hereby agree that in the event of a conflict or overlap between the Net Sales or royalty provisions under this Agreement and under the Assignment Agreement, the terms of the Assignment Agreement shall control, and Sponsor shall be obligated to pay royalties on a Product only once under the Assignment Agreement and not pursuant to this Agreement.

4.4                                  Negotiation in the Event of Competing Products.  In the event that there (i) is a product with a mechanism of action substantially equivalent to that of any Product  (ii) which has an approved Health Registration in a given country for an indication for which a Product also has an approved Health Registration in such country and (iii) which competing product has a market share of 25% or more in such country as measured by sales or other similar information for such country, Supervisor agrees to discuss in good faith with the Sponsor the re-negotiation of the revenue share provided in this Section 4.

4.5                                  Revenue Share Payments. Payments pursuant to this Section 4 shall be paid in United States dollars in New York, New York or at such other place as Supervisor may reasonably designate consistent with the laws and regulations controlling in any foreign country.  Any withholding taxes which Sponsor, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the revenue share payments pursuant to Section 4 hereof shall be deducted from such revenue share payment to Supervisor.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. (or such applicable successor entity) in New York, New York on the last business day of the calendar quarter to which such revenue share payments relate.

4.6                                  Timing of Payments. Payments payable to Supervisor pursuant to this Section 4 shall be paid after the Recoupment (defined below in Section 4.7) is repaid and shall be paid quarter-annually (each, a “Royalty Quarter”) in arrears without deduction, demand, set-off counterclaim and any bank or government charges or duties other than the withholding tax, commencing on the three month anniversary of the date on which Sponsor first receives income from the sale of Product.  Such payment will be made by cheque or such other means as notified by the Supervisor to the Sponsor from time to time.  Any payments which are not made within sixty (60) days’ of their being due shall be subject to a 1% penalty on the amount due, or, if lower, the maximum interest rate allowed by law.

4.7                                  Recoupment.  Supervisor acknowledges that Sponsor has paid certain legal fees of the law firm of Griffith Hack on behalf of the Supervisor.  In consideration for Sponsor’s payment of such legal fees, the parties hereby agree that Sponsor shall be entitled to recoup an  amount equal to such legal fees  out of the Royalties which would otherwise be payable to Supervisor hereunder (the “Recoupment”).  No royalties shall be payable until the Recoupment has been repaid.

4.8                                  Term of the Revenue Share Obligation.  Sponsor’s obligation to make payments under Section 4 of this Agreement with respect to any country shall extend from the date of the First Commercial Sale of a Product in a country to the date of expiration or invalidation of all of the Valid Claims of the Patent(s) under which such Product is covered.

4.9                                  The Sponsor must keep true and accurate records of all matters connected with the Sales of the Products and must also keep proper books of account relating to the calculation of payments to the Supervisor under this Agreement.  On the Supervisor’s reasonable written request (which shall be not more than once per year and upon at least thirty (30) days’ written notice), the Sponsor must produce these records and books of account, and must permit those records and books to be examined by a certified public accountant on behalf of the Supervisor.  The Supervisor may conduct such an audit at its own cost, unless the examination identifies an underpayment to Supervisor equal to or greater than 10% in the amounts identified as payable to the Supervisor, in which case the costs are to be paid by the Sponsor.

4.10                            The Sponsor shall use reasonable commercial efforts to exploit the Research Project Intellectual Property.  The Sponsor shall provide to the Supervisor such information as the Supervisor may reasonably request concerning the Sponsor’s plans for and efforts in exploiting the Research Project Intellectual Property and selling the Products.  The Sponsor must not engage in any activity that conflicts with its obligation under this clause.

5.             INTELLECTUAL PROPERTY RIGHTS

5.1                                  Sponsor retains all rights to Sponsor Intellectual Property and Supervisor retains all rights to Supervisor Intellectual Property.

5.2                                  During the Term of this Agreement, the Sponsor grants to the Supervisor a royalty free, non exclusive, nontransferable, nonsublicensable right to use the Sponsor Intellectual Property solely to the extent that it is necessary for the carrying out of the Research Project.

5.3                                  The Sponsor grants to the Supervisor a non exclusive, personal, nonsublicensable, nontransferable, royalty free, worldwide, perpetual and irrevocable license to use for his own research and educational purposes the Research Project Intellectual Property for the duration that a Valid Claim subsists in the Research Project Intellectual Property.

5.4                                  The Supervisor grants to the Sponsor a royalty free, perpetual, irrevocable, non exclusive right to use the Supervisor Intellectual Property to the extent that it is necessary for the carrying out of the Research Project, or exploiting the results of the Research Project, all to the extent of the Supervisor’s rights in such Supervisor Intellectual Property.

6.             PATENTS AND INFRINGEMENT

6.1                                  General.  In carrying out its obligations under this Section 6, Sponsor shall (i) consult with Supervisor or Supervisor’s nominee with respect to all material decisions; and (ii) use good faith and reasonable discretion in exercising its duties hereunder.  Notwithstanding the foregoing, all decisions with respect to patents and infringement shall be made by Sponsor, in Sponsor’s sole discretion.

6.2                                  Patent Support and Protection.  Sponsor must provide funds for all appropriate patent protection (in Sponsor’s sole but reasonable discretion) and support related expenses, including the cost of retaining patent counsel with respect to the Research Project Intellectual Property and the cost of making all necessary patent filings, so long as this Agreement is in effect.  Sponsor shall have the right, but not the obligation, to select primary patent counsel for the Research Project Intellectual Property.

6.3                                  Filing, Prosecuting and Maintaining Patents.  Sponsor shall have sole responsibility for filing, prosecuting and maintaining all U.S. and foreign patent applications and Patents issuing thereon for any Research Project Intellectual Property.  Sponsor may provide Supervisor with all relevant documentation (including any draft applications, official papers from any patent office requiring a response, and any proposed response thereto) for any patent application or Patent claiming Research Project Intellectual Property, and Supervisor shall cooperate and provide such assistance as Sponsor reasonably requests in relation to filing, prosecuting and maintaining such patent applications and Patents.

6.4                                  Infringement.  Each of Sponsor and Supervisor shall promptly provide written notice to the other party of any alleged infringement by a third party of the Research Project Intellectual Property and provide such other party with any available evidence of such infringement.

6.5                                  Defense. During the term of this Agreement, Sponsor shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Research Project Intellectual Property.  In furtherance of such right, Supervisor hereby agrees that Sponsor may join Supervisor as a party in any such suit, without expense to Supervisor.  No settlement, consent judgment or other voluntary final disposition of any such suit which would adversely affect the rights of Supervisor may be entered into without the consent of Supervisor, which consent shall not be unreasonably withheld.

6.6                                  Allocation of Recovery.  Any recovery of damages by Sponsor, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Sponsor relating to the suit and then to Supervisor for any revenue share credited in accordance with Section 6.8, below.  The balance remaining from any such recovery shall be treated as Net Sales received by Sponsor.

6.7                                  Defense.  In the event that a claim or suit is asserted or brought against Sponsor alleging that the manufacture or sale of any Product by Sponsor, an Affiliate of Sponsor, or any sublicensee, or the use of such Licensed Product, infringes the proprietary rights of a third party, Sponsor shall give written notice thereof to Supervisor.  Sponsor may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion after consultation with the Supervisor.  In any case, Sponsor shall have the right, but not the obligation, to defend any such claim or suit.

6.8                                  Credits.  Sponsor may credit any litigation costs incurred by Sponsor in any country pursuant to this Article 6 and any amounts paid in judgment or settlement of litigation within this Article 6 against revenue share payments thereafter payable to Supervisor pursuant to Section 4 above for such country.  If such aggregate amounts in such country exceed 50% of revenue share payable to Supervisor pursuant to Section 4 above in any year in which such costs are incurred, then the amount of such costs, expenses and amounts paid in judgment or settlement in excess of such 50% of such revenue share payable shall be carried over and credited against revenue share payments pursuant to Section 4 hereof in future years for such country.

6.9                                  Cooperation.  In any suit to enforce and/or defend the Research Project Intellectual Property pursuant to this Agreement, Supervisor shall, at the request and expense of Sponsor, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.             PUBLICATIONS

7.1                                  Sponsor recognizes that Supervisor may wish to publish or otherwise publicly disclose the results of the Research Project.  Supervisor agrees to submit all such intended publications or presentations to Sponsor at least thirty (30) days prior to any submission for publication or other public disclosure and to acknowledge, as scientifically appropriate, any contribution of Sponsor’s personnel.  If Sponsor determines that the publication or intended presentation contains patentable subject matter related to any Research Project Intellectual Property or Confidential Information of Sponsor, Supervisor agrees to postpone publication or presentation for an additional ninety (90) days to permit the filing of a patent application, or, upon Sponsor’s request, to delete any Sponsor Confidential Information contained therein provided that the Sponsor will not unreasonably withhold permission to publish the Sponsor Confidential Information.

8.             CONFIDENTIAL INFORMATION

8.1                                  Except as otherwise expressly provided herein, the parties agree that a party receiving Confidential Information (“the Receiving Party”) from the other party (the “Disclosing Party”) shall not and shall ensure that its employees, students, agents, licensees, sub-licensees, contractors and sub-contractors shall not, except as expressly provided in this Section 8, disclose to any third party or use for any purpose any Confidential Information furnished to it by the Disclosing Party, except to the extent that it can be established by the Receiving Party by written records that such information:

(a)                                   was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)                                  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)                                   became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d)                                  was lawfully disclosed to the Receiving Party by a third party who had no obligation to keep such information confidential in favor of the Disclosing Party;

(e)                                   was independently developed by employees of the Receiving Party having no knowledge of such Confidential Information; or

(f)                                     is required to be disclosed pursuant to applicable law, governmental rule or regulation or rule or regulation of any securities exchange, provided the Receiving Party uses reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the Disclosing Party to participate in such proceedings.

8.2                                  Any use or disclosure of Confidential Information by any employees, agents, licensees, sub-licensees, contractors and sub-contractors of the Receiving Party is deemed use or disclosure by the Receiving Party.

9.             TERMINATION OF AGREEMENT

9.1                                  Unless otherwise agreed to by the parties in writing, this Agreement will automatically terminate and become null and void if the parties do not execute a Statement of Work prior to October 1, 2002.

9.2                                  Sponsor shall have the right to terminate this Agreement without cause upon 90 days’ written notice prior to the end of each anniversary of the Effective Date.  In the event of such termination, the Supervisor shall be paid for all obligations properly incurred in accordance with this Agreement prior to the date of notice of such termination.

9.3                                  The Sponsor may terminate this Agreement immediately upon notice if the Product(s) infringe, or is likely to infringe, a third party’s Intellectual Property rights and if Sponsor deems in its sole but reasonable discretion that proceeding with its obligations under this Agreement as a result of the infringement or likely infringement is not feasible or desirable.

9.4                                  If either party should materially fail to perform its obligations under this Agreement, the other party may notify the non-performing party of its breach.   The breaching party will have 30 days from receipt of such notification to cure such breach.  The failure to cure such breach during such 30 day period will result in the termination, at the discretion of the non-breaching party, of this Agreement, as of the date of end of such period. Termination shall be without prejudice to any other rights the parties may have,  provided however that termination by the Sponsor pursuant to clauses 10.9 or 10.10 shall not entitle the Sponsor to any compensation from the Supervisor or to institute legal proceedings against the Supervisor. The Supervisor shall be entitled to terminate this Agreement immediately on written notice to the Sponsor if any amount payable to the Supervisor under this Agreement is in arrears and the Sponsor fails to pay within 30 days after receipt of the Supervisor’s written notice requiring payment.

9.5                                  Upon termination of this Agreement,

(a)                                   if termination takes place prior to completion of the Research Project, the Supervisor has no further obligation to complete the Research Project and the Sponsor is not required to make any further payments except as is necessary to meet contractual obligations incurred by the Supervisor prior to the date of service of the notice of termination, provided that the Supervisor has provided Sponsor with notice of any such obligation and that the Supervisor has taken all reasonable steps to minimize any such obligation; and

9.6                                  each party will promptly return to the other party (or destroy and so certify as to its destruction) upon demand all Confidential Information of that party (including without limitation all copies of the Confidential Information and all analyses and summaries of any of it).

10.          COMPLIANCE WITH HOST INSTITUTIONS  REQUIREMENTS

10.1                            The parties acknowledge that Supervisor is an employee of the University of Melbourne and, as such, he is bound by certain obligations to incorporate certain provisions into this Agreement, as set forth in this Section 10 and Section 12, below.

10.2                            Supervisor represents and warrants to Sponsor that (i) he has disclosed to Sponsor all of his obligations to the University of Melbourne, and the terms of this Agreement comply with the rules and regulations of the University of Melbourne; and (ii) he shall comply with all of the obligations on Supervisor set forth in the statutes of the University of Melbourne.

10.3                            Sponsor and Supervisor undertake not to use The University of Melbourne’s name without first obtaining The University of Melbourne’s written consent, which consent may be withheld or given at The University of Melbourne’s absolute discretion without being required to assign any reason therefor.

10.4                            The parties hereby acknowledge that The University of Melbourne is not obliged to promote, support or defend any legal action in relation to or arising from the exercise of any rights hereunder. Neither Supervisor nor Sponsor shall institute proceedings against The University of Melbourne or join The University of Melbourne in any proceedings brought by another person with respect to Research Progam Intellectual Property.

10.5                            Sponsor hereby agrees to carry insurance appropriate in scope to cover the commercial exploitation of Intellectual Property hereunder, which shall name The University of Melbourne as a named insured.

10.6                            Sponsor acknowledges the rights of the University of Melbourne which are set forth in Statute 14.1.5 of the rules of the University of Melbourne.

10.7                            Sponsor hereby acknowledges the provisions of Section 14.1 of the Statute of the University of Melbourne.

10.8                            The Sponsor acknowledges that the Supervisor may be required to pay rent and overhead and administrative charges to The University of Melbourne or another Host Institution for the provision of space and services.  The Sponsor accepts responsibility for payment of reasonable rent and charges, payment to be made to The University of Melbourne or such other Host Institution prior to the commencement of the Research Project and annually on the anniversary of the Commencement Date.

10.9                            The Supervisor will enter into bona fide negotiations with The University of Melbourne or another Host Institution prior to the Commencement Date and with The University of Melbourne or such other Host Institution 9 months after the Commencement Date and every 12 months thereafter during the term of the Agreement to determine the rent and charges payable for the following 12 month period.  In the event that the Supervisor and The University of Melbourne or the applicable Host Institution are at any time unable to agree on the rent and charges payable, then the parties shall enter into bona fide discussions and negotiations to find a replacement Host Institution, failing which the Sponsor shall be entitled to terminate this Agreement in accordance with clause 9.4.

10.10                      Should the relationship with the University of Melbourne terminate for any reason, Supervisor shall use his best efforts in order to transfer the Research Project to another Host Institution with suitable space and facilities which is within an eighty (80) km radius of the city of Melbourne, Australia, subject to the prior written consent of the Sponsor, such consent not to be unreasonably withheld.  If Supervisor does not find another Host Institution with suitable space and facilities which is within an eighty (80) km radius of the city of Melbourne, Australia within 30 days of the termination of the arrangements with The University of Melbourne, Sponsor may terminate this Agreement pursuant to the provisions of Section 9.4.

11.          REPRESENTATIONS AND WARRANTIES

11.1                            General.  Each party represents and warrants to the other party that as of the Effective Date:

(i)                                     it has the legal right and authority to extend the rights granted in this Agreement;

(ii)                                  it has the legal right and authority to enter into this Agreement and to perform all of its obligations hereunder;

(iii)                               all consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with this Agreement and its responsibilities and activities hereunder have been obtained;

(iv)                              its execution, delivery and performance of this Agreement does not and will not conflict with, or constitute a breach or default under, or require the consent of any third party under, its charter documents or any material license, loan or other agreement, contract, commitment or instrument to which it is a party or any of its assets are bound or violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body;

(v)                                 when executed by both parties, this Agreement will constitute the valid and legally binding obligation of such party and shall be enforceable against such party in accordance with its terms;

(vi)                              there are no existing or threatened actions, suits or claims pending or, to the best of its knowledge threatened against it that may affect the performance of its obligations under the Agreement.

11.2                            By Supervisor.  Supervisor hereby represents and warrants to Sponsor that:

(i)                                     Supervisor has disclosed to Sponsor all of his obligations to the University of Melbourne, and the terms of this Agreement comply with the rules and regulations of the University of Melbourne; and (ii) he shall comply with all of the obligations on Supervisor set forth in the statutes of the University of Melbourne;

(ii)                                  to the best of Supervisor’s knowledge, information and belief the Research Project Intellectual Property developed in the course of this Agreement shall not infringe any third party’s Intellectual Property rights; and

(iii)                               Supervisor has the right to perform all of the services and other obligations of Supervisor set forth in this Agreement, including, without limitation, to perform the Research Project.

12.          INDEMNITY

12.1                            General.  Each party hereto agrees to indemnify, defend and hold the other party and its Affiliates, directors, officers, employees and agents harmless from and against any losses, costs, claims, damages, liabilities or expense (including without limitation, fees and disbursements of counsel incurred by the such indemnified parties (collectively, “Liabilities”) arising out of or in connection with third party claims relating to a breach of the other party’s representations and warranties set forth in this Agreement.

12.2                            By Sponsor.  Sponsor agrees to indemnify, defend and hold the University of Melbourne harmless from and against any Liabilities arising solely as a result of the Sponsor’s commercial exploitation of Products hereunder.

12.3                            Procedure.  A party (the “Indemnitee”) that intends to claim indemnification under this Agreement shall promptly notify the other party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume sole control of the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the absolute right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee.  The indemnity obligations under this Agreement shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to Indemnitor’s ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Agreement, but the omission to deliver such notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Agreement.  The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by an indemnification from the Indemnitor.  No Indemnitor shall, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such action, suit or proceeding.

13.          MISCELLANEOUS

13.1                            Use of Consultants.  Nothing in this Agreement shall be construed as restricting either party’s right to engage any consultant in furtherance of its obligations under this Agreement; provided, however that the party engaging the consultant will remain liable for the acts and omissions of the consultant pursuant to this Agreement and provided further that, that such party shall require each consultant to sign (i) a non-disclosure agreement the provisions of which shall be no less restrictive than those set forth in this Agreement and (ii) an agreement which provides for the assignment of all Intellectual Property rights in and to the consultants’ work product and inventions made for the hiring party, to the hiring party (who is in turn subject to the ownership provisions contained herein).

13.2                            Survival.  Sections 4.1, 5.1, 5.4, 6.9, 8, 9.5 and 12 through 13 shall survive any termination of this Agreement.

13.3                            Governing Law and Jurisdiction.  This Agreement is governed by the laws of the State of Victoria, Commonwealth of Australia, without reference to its conflicts of law provisions.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Queensland with respect to all matters concerning this Agreement.

13.4                            Waiver.  It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

13.5                            Assignment.  This Agreement may be assigned by Sponsor, but shall not be assignable by Supervisor to any third party without the prior written consent of Sponsor.  This Agreement shall be binding upon and accrue to the benefit of any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor. Any assignment of this Agreement by Sponsor pursuant to this Section 13.5 shall not be deemed to be a “Sale” under this Agreement, and no royalty obligation shall arise as a result of such transaction.

13.6                            Independent Contractors.  The parties expressly agree that the relationship between them is that of independent contractors.  The parties hereto shall not be deemed to be agents, partners or joint venturers of the other for any purpose as a result of this Agreement or the transactions contemplated hereby.

13.7                            Compliance with Applicable Laws.  In connection with their respective activities under this Agreement, the parties and their Affiliates shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement including, without limitation, those applicable to the research, discovery, development, and patent prosecution, manufacture, distribution, import and export and sale of any products pursuant to this Agreement.

13.8                            Notices.  All notices, reports, consents, requests and other communications hereunder shall be in writing and shall be personally delivered, sent by registered or certified mail, postage prepaid, or by facsimile (with proof of receipt and a confirmation copy sent by registered or certified mail, postage prepaid) or sent by overnight delivery service, in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto and shall be deemed to have been given upon receipt:

If to Sponsor:	Axonyx Inc.
825 Third Avenue, 40th Floor
New York, NY 10022
Attention: Dr. Marvin S. Hausman, M.D.
Fax: (212) 688-4843

If to Supervisor:	David Henry Small, Ph.D.
35 Munro Avenue
Ashburton, Victoria
3147, Australia

13.9                            Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties shall amend this Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

13.10                      SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES.  NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

13.11                      Force Majeure.  Neither party shall lose any rights hereunder or be liable to the other party for damages or losses or be deemed to have defaulted under or breached this Agreement on account of failure of performance by the defaulting party if the failure is occasioned by war, acts of war (whether declared or not), strike, insurrections, riots, civil commotions, fire, act of God, earthquake, flood, lockout or other labor disturbances, embargo, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all commercially reasonable efforts to avoid and remedy such force majeure; provided, however, that the non-performing party shall notify the other party in writing that such condition exists within five (5) days of the start of learning that such conditions exists.

Should such Force Majeure condition continue for a period of thirty (30) days beyond the date of notice that such condition exists, the parties shall meet and use their best efforts to assist the performing party to seek performance from a third party (if appropriate).

13.12                      Entire Agreement.  This Agreement and the Exhibits attached constitute the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements  respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.  The parties hereby agree that the Confidential Disclosure Agreement between the parties dated May 21, 1998, as amended, shall terminate as of the Effective Date, but shall continue in full force and effect under its terms and for the term indicated therein with respect to any Proprietary Information, as defined in that Agreement, disclosed by either party prior to the Effective Date.  No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of the parties.

13.13                      Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference and location only and shall not affect its meaning or interpretation.

13.14                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.15                      Resolution of Disputes. If a dispute arises between the parties (“the Dispute”), the parties agree to negotiate in good faith to resolve the Dispute.  If the Dispute has not been resolved by negotiation within a reasonable time then either party may refer the Dispute to mediation and will do so before initiating proceedings in a court to resolve the Dispute.  A Dispute which is referred to mediation will be referred to the Australian Commercial Dispute Centre Ltd (“ACDC”) and will be conducted in accordance with the conciliation rules of ACDC and will be heard by one conciliator appointed under the relevant rules in Victoria.  If the Dispute has not been resolved within 60 days of referral to ACDC either party is free to initiate proceedings in a court.  Nothing in this clause will prevent a party from seeking interlocutory relief through courts of appropriate jurisdiction.

AXONYX INC.		DAVID HENRY SMALL

By:	/s/ Marvin S. Hausman, M.D.	By:	/s/ David Henry Small, Ph.D.
	Marvin S. Hausman, M.D.		David Henry Small, Ph.D.